Exhibit 10.31

2021 STOCK INCENTIVE PLAN, AS AMENDED
PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS
GRANT AGREEMENT

Name:	Employee ID:

Grant Date:	__________
Grant ID:	__________
Target Amount:	__________
Plan:	__________

Segment 1	01 November 2022 – 31 October 2024
Segment 2	01 November 2022 – 31 October 2025

    THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS GRANT AGREEMENT (this “Grant Agreement”), as of the Grant Date noted above between Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), and the Employee named above (the “Team Member”), is entered into as follows:

    WHEREAS, the continued participation of the Team Member is considered by the Company to be important for the Company’s continued growth; and

    WHEREAS, in order to align the interests of the Team Member with those of the shareholders of the Company and to facilitate the consistent governance of its internal affairs, and to give the Team Member an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries) and to accept any ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Team Member shall be granted performance-adjusted restricted stock units representing hypothetical shares of the Company’s common stock (“PARSUs”), with each PARSU equal in value to one share of the Company’s $0.01 par value common stock (“Share”), subject to the restrictions stated below and in accordance with the terms and conditions of the plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus. The target amount stated above reflects the target number of PARSUs that may be achieved if the performance criteria are attained at 100% of the target level performance (the “Target Amount”), but the actual number of PARSUs that vest shall be determined based on the actual attainment level of performance at the end of each Segment. The Plan and the related prospectus also can be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

    THEREFORE, the parties agree as follows:

1.Grant of Performance-Adjusted Restricted Stock Units.
Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Team Member the target amount of PARSUs set forth above.

2.Vesting Criteria and Performance Periods.
The Grant is divided into two separate segments, each with a different performance period, as set forth above. One-half (1/2) of the Target Amount (identified above) of PARSUs is subject to service and performance vesting criteria for Segment 1 (identified above), which is two (2) fiscal years, and one-half (1/2) of the Target Amount of the PARSUs is subject to service and performance vesting criteria for Segment 2 (identified above) which is three (3) fiscal years. Segment 1 and Segment 2 are each individually referred to as a “Segment” and are jointly referred to herein as “Segments.”

For each Segment, the Team Member will vest in the PARSUs subject to (a) the Company’s achieving the performance vesting conditions, (b) the Team Member’s continued employment through the last U.S. business day of the relevant Segment, and (c) the Team Member’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement. Unless the provisions of Section 8, 9 or 10 apply or a severance plan applicable to the Team Member dictates otherwise, the Team Member must remain in the employ of the Company, any Subsidiary or Affiliate on a continuous basis through the close of business on the applicable Segment end date, as set forth above, and the Team Member must be in compliance with the requirements and conditions provided for in the Plan and this Grant Agreement in order for the interest of the Team Member in the PARSUs for that Segment to become fully vested.

The number of Shares for each Segment that will vest, subject to satisfaction of Sections 2(a) and 2(c), is determined in three steps. First, for each fiscal year during that Segment, the Company’s performance against that fiscal year’s Net Income (as defined below) goal is calculated and the mean average of the corresponding Net Income vesting rates for the Segment is calculated. Second, in all cases in which the certified Net Income performance is at or above the minimum/threshold level of performance, 100% of the Target Amount of Shares for the Segment (i.e., 50% of the total Target Amount of Shares) is multiplied by the average Net Income vesting rate for the Segment. Third, the number of Shares eligible for vesting may be increased or decreased by up to twenty percent (20%) based on the modifier rate corresponding to the Company’s TSR (as defined below) performance against the goal for that Segment. The Committee will certify the foregoing calculations within seventy-five days after the end of the Segment.

The number of PARSUs that vest for each Segment will be rounded to the nearest whole unit. After performance for the Segment is certified, any other potential PARSUs for that Segment that did not vest will immediately terminate. The aggregate number of Shares eligible for vesting for a Segment shall never exceed 200% of the Target Amount of Shares for the Segment, excluding the effect of dividend equivalents. No PARSUs will vest for a Segment if Net Income performance is below the minimum/threshold level.

The Net Income and TSR goal levels and corresponding vesting rates will be identified to the Team Member in separate written communication from the Committee. The Committee may adjust any performance goal or criteria to reflect one or more events that occur during a Segment pursuant to Section 14 of the Plan.
(X) “Net Income” means the Company’s Non-GAAP Net Earnings as reported in its public earnings releases, as automatically adjusted to exclude the cumulative effects of the following events to the extent not planned for by the Company at the time the applicable Net Income goal(s) were established: (a) changes in amounts recorded due to changes in applicable accounting standards but only for changes having an effect (positive or negative, individually or in aggregate with other standards changes) of $5M or more on the year’s Non-GAAP Net Earnings and/or (b) changes in the Company’s Non-GAAP income tax rate utilized in calculating Non-GAAP Net Earnings (also termed the structural tax rate) but only to the extent resulting from changes in applicable tax law.

(Y) “TSR” means relative total shareholder return of the Company’s’ Common Stock (inclusive of immediate reinvestment of dividends) against the S&P 500 constituents during the Segment, calculated using the Fair Market Value on the trading day immediately prior to the beginning of the Segment and the Fair Market Value on the last day of the Segment.

3.Benefit Upon Vesting.
Within 75 days after the end of each Segment or, if earlier, a vesting event pursuant to Section 8 or 9 below, the Company shall deliver or pay, as applicable, to the Team Member (or the Team Member’s guardian, estate or beneficiary in the event of Section 8 or 9) Shares or a combination of cash and Shares, as the Company determines in its sole discretion, with a value equal to:

(a)the number of PARSUs that have become vested as of such vesting date or vesting event, as applicable, multiplied by the Fair Market Value of a Share on the date on which such PARSUs vested; plus

(b)    a dividend equivalent payment determined by:
(1)multiplying, separately, the number of PARSUs that became vested as determined in Section 3(a) by the dividend per Share on each dividend payment date between the Grant Date and the applicable vesting date to determine the dividend equivalent amount for each applicable dividend payment date;
(2)dividing the amount determined in Section 3(b)(1) by the Fair Market Value of a Share on the dividend payment date to determine the number of additional whole and fractional PARSUs to be credited to the Team Member; and
(3)multiplying the number of additional whole and fractional PARSUs determined in Section 3(b)(2) by the Fair Market Value of a Share on the vesting date to determine the aggregate value of dividend equivalent payments for such vested PARSUs;

provided, however, that if any aggregated dividend equivalent payments in Section 3(b)(2) above to be delivered in Shares results in a payment of a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

4.Restrictions.
Except as otherwise provided for in this Grant Agreement, the PARSUs or rights granted hereunder may not be sold, pledged or otherwise transferred. The period of time between the Grant Date and the date the PARSUs become fully vested pursuant to Section 2 is referred to herein as the “Restriction Period.”

5.Custody of Performance-Adjusted Restricted Stock Units.
The PARSUs subject hereto shall be recorded in an account with the Plan broker in the name of the Team Member. Upon termination of the Restriction Period, if the Company determines, in its sole discretion, to deliver Shares pursuant to Section 3 above, such Shares shall be released into the Team Member’s account; provided, however, that a portion of such Shares shall be surrendered in payment of Tax-Related Items, as defined and in accordance with Section 12 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of Tax-Related Items.

6.No Stockholder Rights.
PARSUs represent hypothetical Shares. The Team Member shall not be entitled to any of the rights or benefits generally accorded to stockholders until the Shares are issued to the Team Member pursuant to the terms of this Grant Agreement and the Team Member becomes a holder of record of the Shares following the vesting of the PARSUs.

7.Termination of Employment.
Except as otherwise provided for in this Grant Agreement or in the Plan or as otherwise determined by the Company in its sole discretion, if the Team Member’s employment with the Company, any Subsidiary or Affiliate is terminated at any time for any reason prior to the lapse of the Restriction Period, all unvested PARSUs granted hereunder shall be forfeited by the Team Member, except to the extent a severance plan applicable to the Team Member provides otherwise.

For purposes of this Grant Agreement, the Team Member’s employment or service will be considered terminated as of the date the Team Member is no longer actively providing services to the Company, any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Team Member is employed or retained or the terms of the Team Member’s employment or service agreement, if any) and will not be extended by any notice period (e.g., the Team Member’s period of employment or service would not include any contractual notice period, common law notice period, severance notice period, or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Team Member is employed or retained or the terms of the Team Member’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Team Member’s employment or service is terminated for purposes of this Grant Agreement (including whether the Team Member may still be considered to be providing service while on a leave of absence).

8.Disability of the Team Member.
If the Team Member’s employment is terminated prior to the end of the Restriction Period by reason of the Team Member’s total and permanent disability, the Target Amount of Shares for each then-uncompleted Segment shall immediately vest including any amounts for dividend equivalent payments on PARSUs that vest at termination subject to the condition that the Team Member shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and shall not have engaged in any conduct that creates a conflict of interest in the opinion of the Company.

9.Death of the Team Member.
In the event that termination of employment is due to the death of the Team Member prior to the end of the Restriction Period, the Target Amount of Shares for each then-uncompleted Segment shall immediately vest including any amounts for dividend equivalent payments on such vested PARSUs.

10.Retirement of the Team Member.
If the Team Member’s employment is terminated more than three months after the Grant Date and prior to the end of the Restriction Period by reason of the Team Member’s retirement in accordance with the applicable retirement policy of the Company, all unvested PARSUs shall continue to vest and payout in accordance with the vesting schedule set forth above , and for the avoidance of doubt, subject to satisfaction of the applicable performance criteria, and also subject to the condition that the Team Member shall have executed a current ARCIPD that is satisfactory to the Company, and shall not, during the Team Member’s active employment with the Company and any-post employment period during which the PARSUs remain outstanding, have engaged in any conduct that is in violation of any agreement with the Company concerning confidentiality of Company information or post-employment restrictive covenants or otherwise creates a conflict of interest in the opinion of the Company.

11.Section 409A.
This section applies to the extent the Team Member is subject to taxation in the U.S. Payments made pursuant to the Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all PARSUs are made in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A; provided however, that the Company makes no representations that the PARSUs will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PARSU. For the avoidance of doubt, the Team Member hereby acknowledges and agrees that the Company will have no liability to the Team Member or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto. Any payments under this Grant Agreement that are considered non-qualified deferred compensation subject to Section 409A (“NQDC”) and are payable on the date of, or a date that is determined by reference to, the Team Member's “separation from service” (within the meaning of Section 409A) of a “specified employee” (as defined under Section 409A), shall be made on a date that is the earliest of (a) the Team Member’s death, (b) the original specified settlement date and (c) the date which is one day following six months after the date of the Team Member’s separation from service. If the PARSUs or dividend equivalents are considered NQDC and the payment period contemplated in Sections 8 or 10 crosses a calendar year, the PARSUs or dividend equivalents shall be paid in the second calendar year.

12.Taxes.
(a)The Team Member shall be liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Team Member’s participation in the Plan and legally applicable to or otherwise recoverable from the Team Member by the Company and/or, if different, the Team Member’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 12, shall include a former employer) is required, allowed or permitted to withhold Tax-Related Items as a result of the PARSUs or the Shares acquired pursuant to such PARSUs, or due upon receipt of dividend equivalent payments or dividends, the Team Member shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such Tax-Related Items from the Team Member’s wages or other cash compensation paid to the Team Member by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Team Member acquires as necessary to cover all Tax-Related Items that the Company or the Employer has to withhold or that are legally recoverable from the Team Member (such as fringe benefit tax), unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any PARSUs subject to Section 409A, the Employer shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. The Team Member will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Team Member authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Team Member’s compensation all Tax-Related Items. The Team Member agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.

The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Team Member’s jurisdiction(s), in which case the Team Member will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Team Member is deemed to have been issued the full number of Shares subject to the vested PARSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Team Member’s participation in the Plan.

(b)Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Team Member acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Team Member’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Team Member further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of PARSUs or dividend equivalents, including, but not limited to, the grant, vesting or settlement of PARSUs or dividend equivalents, the subsequent delivery of Shares and/or cash upon settlement of such PARSUs or the subsequent sale of any Shares acquired pursuant to such PARSUs and receipt of any dividends or dividend equivalent payments; and (ii) notwithstanding Section 11, do not commit to and are under no obligation to structure the terms or any aspect of this grant of PARSUs and/or dividend equivalents to reduce or eliminate the Team Member’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Team Member has become subject to tax in more than one jurisdiction, the Team Member acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Team Member shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Team Member’s participation in the Plan or the Team Member’s receipt of PARSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Team Member fails to comply with the Team Member’s obligations in connection with the Tax-Related Items.

(c)In accepting the PARSUs, the Team Member consents and agrees that in the event the PARSUs or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from the Team Member, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Team Member’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Team Member will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PARSUs and dividend equivalents. Further, by accepting the PARSUs, the Team Member agrees that the Company and/or the Employer may collect any such taxes from the Team Member by any of the means set forth in this Section 12. The Team Member further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

13.Privacy Notice and Consent.
(a)The Team Member hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Team Member’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, the Employer and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Team Member’s participation in the Plan.

(b)The Team Member understands that the Company, the Employer and its other Subsidiaries and Affiliates may hold certain personal information about the Team Member, including, but not limited to, name, home address, email address, and telephone number, date of birth, social insurance number, passport or other identification number, salary, year-to-date taxable income, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Team Member’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)The Team Member understands that Data will be transferred to the Company or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Team Member understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Team Member’s country. The Team Member authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Team Member’s participation in the Plan. The Team Member understands that Data will be held only as long as is necessary to implement, administer and manage the Team Member’s participation in the Plan and address any related legal or compliance obligations.

(d)Further, the Team Member understands that the Team Member is providing the consents herein on a purely voluntary basis. If the Team Member does not consent, or if the Team Member later seeks to revoke the Team Member's consent, the Team Member cannot participate in the Plan. This would not affect the Team Member’s salary or the Team Member's career; the Team Member would merely forfeit the opportunities associated with the Plan For more information on the consequences of the Team Member’s refusal to consent or withdrawal of consent, the Team Member understands that the Team Member may contact the Team Member's local human resources representative.

(e)If the Team Member is a California resident, the Team Member understands they must refer to the Company’s Employee Privacy Policy for more information about the personal information the Company collects about Team Member and the purposes for which the Company will use such data.

14.Plan Information.
The Team Member agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company’s website at www.hpe.com. The Team Member acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Team Member hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.Acknowledgment and Waiver.
By accepting this grant of PARSUs, the Team Member understands, acknowledges and agrees that:

(a)all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(b)the Team Member’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Team Member’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party; and

(c)if the Company determines that the Team Member has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time (including engagement in Detrimental Activities), or the Company is required to make recovery from the Team Member under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Team Member the proceeds from PARSUs vested up to three years prior to the Team Member’s termination of employment or any time thereafter, (ii) cancel the Team Member’s outstanding PARSUs, and (iii) take any other action it deems to be required and appropriate.

16.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Team Member’s participation in the Plan, or the Team Member’s acquisition or sale of the underlying Shares. The Team Member is hereby advised to consult with the Team Member's own personal tax, legal and financial advisors regarding the Team Member's participation in the Plan before taking any action related to the Plan.

17.Agreement to Avoid Detrimental Activities.
In addition to any other eligibility criteria provided for in the Plan, and as a condition of this Grant Agreement, the Team Member agrees to avoid “Detrimental Activities” (as defined below) if the Team Member is employed in the United States as a Vice-President or higher level role (which includes without limitation Fellow, Senior Fellow, Executive Vice-President, Senior Vice-President, Chief and President positions). If such Vice-President or higher level employee does not accept this Grant Agreement within 75 days of the Grant Date set forth above or such other date as of which the Company shall require in its discretion, this grant of PARSUs shall be canceled and the Team Member shall have no further rights under this Grant Agreement. However, if the 75-day deadline to accept the Grant Agreement would otherwise be a weekend, holiday or other non-trading day, the deadline will instead be the next following trading day for the New York Stock Exchange.

(a)    For purposes of this Grant Agreement, “Detrimental Activities” refers to conduct that is in violation of any contract or other legal obligation the Team Member has to the Company and any one or more of the following activities if engaged in by the Team Member in the twelve (12) month period following the Termination of Employment:

(i)    the provision of services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities;

(ii)    knowingly participating (directly or indirectly through assistance to others) in soliciting or communicating with any customer of the Company in pursuit of a Competing Line of Business if the Team Member either had business-related contact with that customer or received Confidential Information about that customer in the last two years of the Team Member's employment with Company;

(iii)    knowingly participating (directly or indirectly through assistance to others), for the benefit of a Competitor, in soliciting or communicating with an HPE Employee for the purpose of persuading or helping the HPE Employee to end or reduce the Team Member's employment relationship with the Company if the Team Member either worked with that HPE Employee or received Confidential Information about that HPE Employee in the last two years of the Team Member’s employment with Company; and,

(iv)    knowingly participating (directly or indirectly through assistance to others), for the benefit of a Competitor, in soliciting or communicating with an HPE Supplier for the purpose of persuading or helping the HPE Supplier to end or modify to HPE’s detriment an existing business relationship with the Company if Team Member either worked with that HPE Supplier or received Confidential Information about that HPE Supplier in the last two years of the Team Member’s employment with the Company;

collectively parts (i) – (iv) above shall be referred to in this Grant Agreement as the “Restrictive Covenants.”

(b)    As used here, “Competitor” means an individual, corporation, or other business entity, or separately operated business unit of such an entity, that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than the Company that would replace or compete with any product or service offered or to be offered by the Company with which the Team Member had material involvement while employed by the Company (unless the Company is no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where the Company business units that the Team Member provides services to do business, and management or supervision of such job duties or business-related activities, if such job duties or business-related activities are the same as or similar in any material way to the job duties or business-related activities that the Team Member participates in or receives Confidential Information or trade secrets about in the last two years of the Team Member's employment with Company. The Team Member stipulates it is reasonable for the scope of Conflicting Business Activities to include a national or larger geographic area given the scope of trade secret and Confidential Information made available to him or her. “HPE Employee” means an individual employed by or retained as a consultant to Company or its subsidiaries. “HPE Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to the Company or its subsidiaries, including without limitation any original equipment manufacturer, original design manufacturer or subcontractor. “Confidential Information” has the meaning provided for in the Team Member’s ARCIPD.

(c)    Some activities by the Team Member following employment would, by their nature, involve unauthorized use or disclosure of Company trade secrets and Confidential Information, whether or not intentional, which would cause irreparable harm to the Company and be undetectable until it is too late to obtain any effective remedy. In order to resolve any dispute over what activities would fall into this category, the parties agree that the activities prohibited by the Restrictive Covenants are activities of this nature that must be avoided by the Team Member in order to avoid irreparable harm to the Company.

(d)    The Restrictive Covenants will apply and be valid notwithstanding any change in the Team Member’s duties, responsibilities, position, or title, or the termination of the Team Member’s employment with the Company irrespective of which party terminates the relationship or why; provided, however, that unless the Team Member is provided with written notice to the contrary at the time of termination, the restriction in Section 17(a)(i) shall not apply in the event the Team Member’s employment with Company is involuntary terminated by Company as a direct result of a workforce restructuring program or similar reduction in force (layoff).

(e)    If the Team Member violates or threatens to violate a Restrictive Covenant, the Company will, where permitted by controlling law, be entitled to withhold or recover the benefits of compliance with this Grant Agreement, and where permitted by controlling law to pursue and receive: injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; where permitted by law, recovery of attorneys' fees and costs incurred in obtaining such relief; and, any other legal and equitable relief to which it may be entitled. Injunctive relief will not exclude other remedies that might apply. For purposes of any award of fees or costs, the Company shall be considered the prevailing party if it is awarded any part of the relief requested by it, either through partial enforcement, reformation of this Grant Agreement, or otherwise. If the Team Member is found to have violated any restriction(s) in the Restrictive Covenants, then the time period for the violated restriction(s) will be extended by one day for each day that the Team Member is found to have violated the restriction(s), up to a maximum extension equal to the time period originally prescribed for the violated restriction(s). If the Restrictive Covenants are held unenforceable as written, the parties expressly authorize the court or arbiter to enforce the restriction to such lesser degree as would be enforceable and/or to revise, delete, or add to the unenforceable restriction to the extent necessary to enforce the intent of the parties and provide the Company with effective protection.

(f)    The enforceability of the Restrictive Covenants as written (and the Team Member’s agreement to comply with them as a whole) and the Company’s agreement to provide the Team Member the items of benefit conveyed by this Grant Agreement (by way of example only, shares, stock options, stock units, restricted stock units, stock appreciation rights, or cash awards (the conveyed “Incentives”)) are mutually dependent. In the event the Restrictive Covenants are held to be void, voidable or unenforceable by a court or arbiter (in whole or in any part deemed material by the Company), the Company’s obligations under this Grant Agreement shall be voidable at the election of the Company and where permitted by law the Company shall have the right to terminate any unvested Incentives and recover from the Team Member the Incentives granted to the Team Member under this Grant Agreement, or if the Team Member no longer possesses the Incentives then the monetary value of the Incentives at the time the Team Member sold or otherwise transferred the Incentives to another party.

(g)The Team Member stipulates that the benefits provided to the Team Member through this Grant Agreement are of significant and meaningful value, and serve as additional, mutually agreed upon, fair and reasonable consideration for the Team Member’s agreement to avoid Detrimental Activities. The Team Member has been notified that the Team Member has the right to consult legal counsel prior to signing this Grant Agreement. The Team Member was provided as long as 14 days to consider this Grant Agreement before being required to execute it, and if the Team Member executes it before the expiration of 14 days then the Team Member does so voluntarily with the intent to waive the unused remainder of the 14 days allowed.

(h)Nothing in this section prohibits the Team Member from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law or regulation. The Team Member does not need the prior authorization of the Company to make any such reports or disclosures, and the Team Member is not required to notify the Company that the Team Member has made such reports or disclosures.

(i)The limitations agreed to by the Team Member in this section are voluntary, not a term or condition of employment, and a matter of choice for the Team Member. The Team Member will have the choice between complying with the terms of this section or forgoing the benefits that the Team Member would otherwise receive under the Grant Agreement. Nothing in this section shall be applied to the extent that it would violate controlling law or impose a penalty or restriction that violates controlling law.

18.Additional Eligibility Requirements.
In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Team Member execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Team Member be in compliance with the ARCIPD throughout the entire Restriction Period and through the date the PARSU is to be granted or settled. If such separate documents are required by the Company and the Team Member does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this PARSU shall be canceled and the Team Member shall have no further rights under this Grant Agreement.

19.Governing Law and Venue.
The PARSU grant and the provisions of this Grant Agreement are governed by, and subject to, the laws of the State of Delaware (USA), without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Grant Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and no other courts, where this grant is made and/or to be performed.

20.Miscellaneous.
(a)The Company shall not be required to treat as owner of PARSUs and any associated benefits hereunder, any transferee to whom such PARSUs or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Team Member with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Team Member that provides more favorable vesting and the terms of the Team Member’s ARCIPD and any other agreements containing post-employment restrictive covenants that validly impose greater post-employment restrictions on the Team Member. Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Team Member under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Team Member. This Grant Agreement is voluntarily entered into and is not a condition of employment with the Company. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions. All actions and proceedings seeking to enforce any provision of, or based on any right arising out of, this Grant Agreement must be brought against either of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Team Member stipulates that this Grant Agreement involves contractual rights (such as the Restrictive Covenants) with a value in excess of US$100,000, and that Delaware Code Title 6. Commerce and Trade § 2708 applies to this Grant Agreement.

(d)The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, or void or voidable, in whole or in part, then the remaining provisions shall nevertheless be binding and enforceable.

(e)Notwithstanding Sections 20(c) and 20(d), the Company’s obligations under this Grant Agreement and the Team Member’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Team Member breaches the arbitration agreement or the Team Member’s ARCIPD is breached or found not to be binding upon the Team Member, or to be void or voidable, for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(f)A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Team Member or any other participant in the Plan.

(g)The Company reserves the right to impose other requirements on the Team Member’s participation in the Plan, on the PARSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(h)Any notice required or permitted hereunder to the Team Member shall be given in writing and shall be deemed effectively given upon delivery to the Team Member at the address then on file with the Company.

(i)Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity Administration at Hewlett Packard Enterprise Company, 6280 America Center Drive, San Jose, California 95002, USA.

(j)The Team Member acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Team Member's ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Team Member’s country. The Team Member may be required to report such accounts, assets or transactions to the tax or other authorities in the Team Member's country of residence. The Team Member also may be required to repatriate sale proceeds or other funds received as a result of the Team Member’s participation in the Plan to the Team Member's country through a designated bank or broker within a certain time after receipt. The Team Member acknowledges that it is the Team Member's responsibility to be compliant with such regulations, and the Team Member is advised to consult the Team Member's personal legal advisor for any details.

HEWLETT PACKARD ENTERPRISE COMPANY

    Alan May
Executive Vice President, Chief People Officer

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note: Your grant is subject to the terms and conditions of this Grant Agreement. If you have questions regarding your grant, please contact Global Equity Administration (global.equity@hpe.com).